Exhibit 99.3

NEWPOINT HOLDINGS JV LLC

AND SUBSIDIARIES

Consolidated Financial Statements

As of and for the Six Months Ended June 30, 2025

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

JUNE 30, 2025

(in thousands)

Assets

Cash and cash equivalents	$21,357
Restricted cash	14,205
Restricted investment securities	17,843
Mortgage loans held-for-sale, at fair value	422,011
Mortgage servicing rights, at fair value	217,470
Derivative assets, at fair value	4,268
Operating lease right of use assets	8,118
Equity method investments	47,614
Loan repurchase option asset	13,197
Due from affiliates	3,911
Other assets	21,874
Agency licenses intangible asset	50,765
Other intangible assets	3,453
Goodwill	11,818
Total assets	$857,904

Liabilities and Members' Equity

Liabilities

Warehouse lines of credit	$413,797
Allowance for loss sharing	23,586
Accrued compensation	30,650
Operating lease liabilities	12,075
Due to affiliate	10,586
Loan repurchase option liability	13,197
Other liabilities	22,699
Total liabilities	526,590

Commitments and contingencies (see Note 15)

Members' Equity
Class A	221,552
Class C (authorized, issued and outstanding 111,700 shares)	12,495
Retained earnings	97,267
Total members' equity	331,314
Total liabilities and members' equity	$857,904

See accompanying notes to consolidated financial statements

1

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2025 THROUGH JUNE 30, 2025

(in thousands)

Revenues:
Servicing fees, net	$15,078
Servicing fees from related parties	2,584
Gains from mortgage banking activities	41,225
Interest income	25,365
Change in fair value of mortgage servicing rights	(388)
Mortgage banking revenue	83,864

Expenses:
Compensation and benefits	41,279
Interest expense	5,834
Provision for loss sharing	5,606
Professional fees	2,227
Related Party expenses	1,348
General and administrative expenses	11,053
Total expenses	67,347

Other income/(loss):
Equity earnings from unconsolidated investees	(973)
Total other income (loss)	(973)

Net Income	$15,544

See accompanying notes to consolidated financial statements

2

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
FOR THE PERIOD JANUARY 1, 2025 THROUGH JUNE 30, 2025

(in thousands)

	Class A	Class C	Retained Earnings	Total
Balance at December 31, 2024	$221,552	$12,495	$81,723	$315,770
Net Income	-	-	15,544	15,544
Balance at June 30, 2025	$221,552	$12,495	$97,267	$331,314

See accompanying notes to consolidated financial statements

3

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2025 THROUGH JUNE 30, 2025

(in thousands)

Operating Activities:
Net Income	$15,544
Adjustments to reconcile net income to net cash used in operating activities:
Mortgage banking activities	(15,874)
Change in fair value of mortgage servicing rights	388
Provision for loss sharing	5,606
Originations of mortgage loans held-for-sale	(1,776,386)
Sale of mortgage loans held-for-sale	1,439,324
Unrealized (gain)/loss on equity investment	753
Depreciation expense	396
Amortization expense	982
Amortization of deferred financing costs	267
Accreted interest	26
Changes in operating assets and liabilities:
Operating lease right of use assets	789
Other assets	(1,774)
Due from affiliates	3,207
Due to affiliate	(8,813)
Accrued compensation	(7,636)
Operating lease liabilities	(1,309)
Other liabilities	16,679
Net cash used in operating activities	(327,831)

Investing Activities:
Purchases of property and equipment	(103)
Payment of software development costs	(363)
Contributions to equity investment	(4,350)
Distributions from equity investment	835
Purchases of restricted investment securities	(9,400)
Sales of restricted investment securities	6,800
Net cash used in investing activities	(6,581)

Financing Activities:
Proceeds from revolving credit facility	7,000
Proceeds from warehouse lines of credit	1,779,849
Repayments of warehouse lines of credit	(1,434,786)
Repayments of revolving credit facility	(7,000)
Net cash provided by financing activities	345,063

Net Change in Cash and Cash Equivalents and Restricted Cash	10,651
Cash and Cash Equivalents and Restricted Cash, beginning of period	24,911
Cash and Cash Equivalents and Restricted Cash, end of the period	$35,562

Supplemental Disclosures:
Interest paid during the period	$6,629

See accompanying notes to consolidated financial statements

4

NEWPOINT HOLDINGS JV LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2025

1.	BUSINESS AND BASIS OF PRESENTATION

Business

The controlling interest in NewPoint Holdings JV LLC (“NPHJV” or the “Company”) is held by Meridian Bravo Investment Company, LLC (the “Meridian Member”) with minority interests held by BMC Holdings DE LLC (the “Barings Member”), NewPoint Management Aggregator, LLC (“NPMA”), MEGRL Holdings, Inc. (“MEGRL”) and OKIOP Ventures, LLC (“OKIOP”). The Meridian Member is a direct subsidiary of Meridian Capital Group LLC (“Meridian”). The Barings Member is a subsidiary of Barings LLC (“Barings”) which is an indirect subsidiary of Massachusetts Mutual Life Insurance Company (“MassMutual”). These entities are holders of Class A and Class C membership interests in the Company. Class A membership interest holders have representation on the Company’s board of directors. Otherwise, these interests are the same and entitle the holders to participation rights based on their economic percentage.

NPMA was formed for the purpose of holding membership units in NPHJV for certain employees of NPHJV. Once awarded these membership units are subject to time and performance vesting hurdles. As of June 30, 2025, the total membership units available to be issued and outstanding are as follows.

Class B Units

The total Class B units available to be issued are 100,000, which reflects a total potential membership interest in NPHJV once fully vested of 10%. As of June 30, 2025, 74,600 units had been granted and zero had vested.

Class HHC-E&R Interests

The total Class HHC-E&R interests available to be issued are 40,000. As of June 30, 2025, 40,000 units had been granted and were fully vested.

Class HHC-E-PI Units

The total Class HHC-E-PI units available to be issued are 19,000. As of June 30, 2025, 19,000 units had been granted and were fully vested.

NewPoint Real Estate Capital Holdings LLC (“NPRECH”), NewPoint Real Estate Capital Securities Strategies LLC (“NPRECSS”), NewPoint Real Estate Capital Investment Management Strategies LLC (“NPRECIMS”), and NewPoint Real Estate Capital Strategies LLC (“NPRECS”) are all wholly owned subsidiaries of NPHJV. NewPoint Real Estate Capital LLC (“NPREC”) is a wholly owned subsidiary of NPRECH. NewPoint Real Estate Capital Investment Strategies LLC (“NPRECIS”) has minority interests held by NPRECH, NPRECSS, NPHJV, NPRECIMS, and NPRECS. NewPoint Real Estate Capital Securities LLC (“NPRECSEC”) and NewPoint Real Estate Investment Management LLC (“NPREIM”) are wholly owned subsidiaries of NPRECIS. NPREIM is a Registered Investment Advisor (RIA) registered with the Securities & Exchange Commission (SEC). NPRECSEC is an SEC registered broker dealer. NewPoint Bridge Lending LLC (“NPBL”), NewPoint Affordable Lending (“NPAL”), NewPoint Real Estate Strategies Lending LLC (“NPRESL”), and NewPoint HC Bridge Lending LLC (“NPHCBL”) are wholly owned subsidiaries of NPRECS.

5

The Company is a holding entity for subsidiaries that primarily originate, sell and service multifamily, healthcare and senior-living related loans under programs offered by government-sponsored enterprises ("GSEs"), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation ("Freddie Mac") and by government agencies (“Agencies”), such as the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”), and non-agency lending programs. NPREC is approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS”) lender, a Freddie Mac Program Plus® Seller/Servicer, a Multifamily Accelerated Processing (“MAP”) and Section 232 LEAN lender for HUD, and a Ginnie Mae issuer. Additionally, the Company services external portfolios of commercial real estate financing products.

Basis of Accounting and Presentation

The accompanying consolidated financial statements of the Company are prepared in conformity with United States generally accepted accounting principles (U.S. GAAP) and pursuant to the requirements for reporting in conformity with Regulation S-X, as appropriate. As of June 30, 2025, NPREC wholly owns NewPoint Multifamily Capital Corporation (“NPMCC”), and the consolidated results of operations include NPMCC for the six months ended June 30, 2025. NPMCC holds a California Bureau of Real Estate Broker License and conducts California commercial real estate broker activities, including certain servicing functions with respect to certain loans with a California nexus, pursuant to that license.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Future events, including, but not limited to, changes in the levels of interest and inflation rates, valuations, availability of capital, and defaults could cause actual results to differ from the estimates used in the consolidated financial statements. The most significant estimates and judgments include those used in determining fair values of mortgage servicing rights ("MSRs"), mortgage loans held-for-sale, intangibles, and goodwill.

2.	SIGNIFICANT ACCOUNTING POLICIES

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include funds on deposit and demand deposits with financial institutions. Cash and short-term investments with an original maturity of three months or less when acquired are considered cash and cash equivalents for the purpose of the consolidated statement of cash flows. There were no cash equivalents as of June 30, 2025.

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Cash and cash equivalent balances that are legally restricted from use by the Company are recorded in restricted cash on the consolidated balance sheet. Restricted cash includes reserves that are a requirement of the Fannie Mae Delegated Underwriting and Servicing (DUS) program and borrower deposits, which represent funds that were collected for the processing of the borrower’s loan applications and loans commitments.

Cash and cash equivalents	21,357
Restricted cash	14,205
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$35,562

Restricted Investment Securities

Restricted investment securities consist of U.S. Treasury securities. These debt securities are classified as restricted because they are held as collateral to satisfy reserves that are a requirement of the Fannie Mae DUS program. The Company classifies its debt securities as held-to-maturity (HTM). HTM debt securities are those debt securities in which the Company has the ability and intent to hold the security until maturity.

HTM debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts, less allowance for credit losses (see Note 5). The Company includes accrued interest as part of the HTM debt security amortized cost basis. HTM debt securities become past due based on how recently payments have been received compared to contractual payment dates for principal and interest. The Company does not accrue interest when payment on an HTM debt security is more than 90 days past due. Interest receipts on nonaccrual HTM debt securities are applied to principal. Nonaccrual HTM debt securities are restored to an accrual basis when principal and interest become current and a period of performance has been established in accordance with the contractual terms, typically six months.

Premiums and discounts on debt securities are amortized or accreted over the life of the related HTM security as an adjustment to yield using the effective interest method. Such amortization and accretion are included in interest income in the consolidated statement of operations. Dividend and interest income are recognized when earned.

Contracts with Customers

A majority of the Company’s revenues are derived from the following sources, all of which are excluded from the accounting provisions applicable to contracts with customers: (i) financial instruments, (ii) transfers and servicing, (iii) derivative transactions, and (iv) investments in equity method securities. The remaining portion of revenues is derived from contracts with customers. The Company’s contracts with customers generally do not require judgement or material estimates that affect the determination of the transaction price (including the assessment of variable consideration), the allocation of the transaction price to performance obligations, and the determination of the timing of the satisfaction of performance obligations. Additionally, the earnings process for the Company’s contracts with customers is generally not complicated and is generally completed in a short period of time.

7

The following table presents information about the Company’s contracts with customers for the six months ended June 30, 2025.

Description (in thousands)	6/30/2025	Consolidated Statement of Operations Line Item
Certain loan origination fees	$10,106	Gains from mortgage banking activities
Referral fees	1,050	Gains from mortgage banking activities
Total revenues derived from contracts with customers	$11,156

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash, MSRs, mortgage loans held-for-sale, interest receivable and derivative financial instruments. The Company places its cash and cash equivalents with financial institutions and, at times, cash held may exceed the FDIC-insured limit. The Company has exposure to credit risk on its Fannie Mae mortgage loans held-for-sale and the servicing portfolio whereby it shares in the risk of loss (see Note 14). The Company manages credit risk by performing due diligence prior to origination or acquisition.

Mortgage Loans Held-for-Sale at Fair Value

The Company primarily originates, sells and services multifamily, healthcare and senior-living related loans under programs offered by government and government-sponsored enterprises. While the Company earns little interest income from these activities as it generally only holds loans for short periods, the Company receives origination fees when it closes loans and sale premiums when it sells loans. Interest income on loans held for sale are calculated in accordance with the terms of the individual loan. The Company also retains the rights to service the loans, MSRs, and receives fees for such servicing during the life of the loans, which generally last ten years or more. The Company has irrevocably elected the fair value option on all of its mortgage loans held-for-sale.

The holding period for mortgage loans originated by the Company is approximately 30 days. The carrying value of the mortgage loans sold is reduced by the value allocated to the associated retained MSRs based on relative fair value at the time of the sale. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the adjusted value of the related mortgage loans sold.

Mortgage Servicing Rights at Fair Value

When a mortgage loan is sold, the Company retains the right to service the loan and recognizes the MSR at fair value. The initial fair value represents expected net cash flows from servicing, borrower prepayment penalties, interest earnings on escrows, interim cash balances, delinquency rates, late charges and ancillary fees that are discounted at a rate that reflects the credit and liquidity risk of the MSR over the estimated life of the underlying loan. After initial recognition, changes in the MSR fair value are included within change in fair value of mortgage servicing rights in the Company’s consolidated statement of operations for the period in which the change occurs.

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Derivative Financial Instruments

The Company does not hold or issue derivative instruments for trading purposes. The Company recognizes derivatives on its consolidated balance sheet, measures them at their estimated fair value and recognizes changes in their estimated fair value in the Company’s consolidated statement of operations for the period in which the change occurs.

The Company enters into loan commitments with borrowers on loan originations whereby the interest rate on the prospective loan is determined prior to funding. In general, the Company simultaneously enters into forward sale commitments with investors in order to hedge against the interest rate exposure on loan commitments. The forward sale commitment with the investor locks in the interest rate and price for the sale of the loan. The terms of the loan commitment with the borrower and the forward sale commitment with the investor are matched with the objective of hedging interest rate risk. Loan commitments and forward sale commitments are considered undesignated derivative instruments.

The estimated fair value of loan commitments includes values attributable to loan origination fees, premiums on the sale of loans, the fair value of the MSR, and changes in fair value due to interest rate movements between the date of the rate lock and period end. The estimated fair value of forward sale commitments includes the changes in fair value due to interest rate movements between the rate lock and period end. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value, with changes in fair value recorded in earnings.

Equity Investments

The Company held minority interests in two joint ventures during the six months ended June 30, 2025. A joint venture is a joint arrangement (i.e. arrangement of which two or more parties have joint control) whereby the parties that have joint control have rights to the net assets of an entity. Joint control is the contractually agreed sharing of control of an arrangement, which exists when decisions on financial and operating or business policies require the unanimous consent of the parties sharing control. The Company accounts for its investments in joint ventures using the equity method of accounting.

Deferred Financing Costs

Deferred financing costs included in other assets represent the direct costs of the amendments to the lines of credit with Bank of America (“BAML”) (“BAML Line of Credit”), JPMorgan Chase & Co (“JPM”) (“JPM Line of Credit”), Fifth Third Bank (“FTB”) (“FTB Line of Credit”), and the line of credit with PNC Bank, National Association (“PNC”) (“PNC Line of Credit”). Since all of the aforementioned banks are revolving credit facilities these costs are amortized as interest expense using the straight-line method over the term of the credit facility.

Servicing Fees, net

Servicing fees are earned for servicing mortgage loans, including all activities related to servicing the loans, and are recognized as services are provided over the life of the related mortgage loan. Also included in servicing fees are the net fees earned on borrower prepayment penalties and other ancillary fees. Servicing fees are reduced by write-offs of MSRs for loans that are prepaid.

9

Gains from Mortgage Banking Activities

Gains from mortgage banking activities includes the initial fair value of MSRs, loan origination fees, gain on the sale of loans, changes to the fair value of mortgage loans held for sale and derivative financial instruments attributable to the loan commitments and forward sale commitments, and other miscellaneous loan fees. The initial fair value of MSRs, loan origination fees and gain on the sale of loans originated are recognized when the Company commits to make a loan to a borrower.

Fair Value Measurement

U.S. GAAP established a hierarchy that prioritizes the inputs of valuation techniques used in measuring fair value. Companies are required to disclose the fair value of their financial instruments according to the fair value hierarchy which gives the highest priority to quoted prices (unadjusted) in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.

Financial instruments measured and reported at fair value are classified and disclosed according to the fair value hierarchy which consists of the following categories:

Level 1 – Observable inputs in the form of quoted prices for identical instruments in active markets.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be derived from observable market data for substantially the full term of the assets or liabilities.

Level 3 – One or more unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using internal models, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

a)	Valuation Techniques and Inputs

The Company’s valuation techniques are based upon observable and unobservable pricing inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own market assumptions. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

10

The following is a description of the significant valuation techniques and inputs used for the more significant asset and liability classes recorded at fair value. These valuation techniques and inputs are also used for estimating fair value of financial instruments not recorded at fair value but for which fair value is disclosed on a recurring basis and categorized within Level 2 and Level 3 of the fair value hierarchy.

The Company determines the estimated fair value of its investments primarily using the market approach and the income approach. The use of quoted prices for identical assets and matrix pricing or other similar techniques are examples of market approaches, while the use of discounted cash flow methodologies is an example of the income approach. The Company attempts to maximize the use of observable inputs and minimize the use of unobservable inputs in selecting whether the market or income approach is used.

b)	Financial Instruments at Fair Value

Mortgage Loans Held-For-Sale at Fair Value

The Company originates mortgage loans held-for-sale that are reported at fair value. The fair value is determined based on discounted cash flow models that incorporate quoted observable prices from market participants. The Company engages a third party to verify the value of the loans. Significant assumptions considered are loan closing and sale dates, market price, spread, collateral and pass-through coupon, funding schedules and benchmark rates. These assets are classified within Level 2.

Mortgage Servicing Rights at Fair Value

MSRs are valued by a third party based on discounted cash flow models that calculate the present value of estimated future net servicing income. The model considers contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. The model to fair value MSRs contains significant unobservable inputs; these assets are classified within Level 3.

c)	Derivative Assets and Derivative Liabilities at Fair Value

Loan commitments and forward sale commitments are determined using widely accepted valuation techniques, including market yield analysis and discounted cash flow analysis on the expected cash flow of each commitment. The Company engages a third party to verify the value of the commitments. Significant assumptions considered are loan closing and sale dates, market price, spread, collateral and pass-through coupon, funding schedules and benchmark rates. These financial instruments are classified within Level 3.

d)	Transfers Between Levels of the Fair Value Hierarchy

Overall, transfers between levels occur when there are changes in the observability of inputs and market activity. Transfers into or out of any level are assumed to occur at the beginning of the period. Transfers into Level 3 occur when a significant input cannot be corroborated with observable market data. This may be due to a significant decrease in market activity such that underlying inputs cannot be observed, current prices are not available, and/or significant variances in quoted prices occur thereby affecting transparency. Transfers out of Level 3 occur when circumstances change such that a significant input can be corroborated with observable market data. This may be due to a significant increase in market activity, a specific event, or one or more significant inputs becoming observable.

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e)	Fair Value Option

U.S. GAAP provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities.

The Company irrevocably elected the fair value option for mortgage loans held-for-sale. Mortgage loans held-for- sale are economically hedged using forward sales agreements. The election of fair value option allows a better offset to the change in fair value of the loan and the change in fair value of the forward sales agreement due to changes in interest rates through settlement. Changes in the fair value are reported on the consolidated statement of operations.

Fixed Assets

The Company’s fixed assets include leasehold improvements, furniture, and equipment. These fixed assets are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, with the exception of leasehold improvements which are amortized over the lesser of the useful lives of the improvements or the leasehold period. Estimated useful lives range from three to seven years.

Intangible Assets

The Company’s agency license intangibles have indefinite lives and other intangible assets are amortized over individual determined lives. The Company evaluates identified intangibles for impairment annually or if other events or circumstances indicate that the carrying value may be impaired.

Goodwill

Goodwill represents the excess cost of a business acquisition over the fair value of the net assets acquired. The Company does not amortize goodwill but reviews its recoverability and tests for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired.

Goodwill is assessed for impairment annually by assessing qualitative factors to determine whether it is more likely than not that the fair value of the Company is less than its carrying amount, including goodwill. The Company considers events and circumstances such as macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of the Company and other relevant Company specific factors. Key assumptions considered in assessing overall financial performance included, but were not limited to rate lock volume, forecasted or actual EBITDA, forecasted or actual revenue, net cash generated and growth in MSR value.

If after assessing the qualitative factors it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then the goodwill impairment test is unnecessary. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the entity shall perform the goodwill impairment test. If in performing the goodwill impairment test the carrying value of the Company exceeds its fair value, the Company will record the amount of goodwill impairment as the excess of the Company’s carrying amount over its fair value, not to exceed the total amount of goodwill.

12

Allowance for Loss Sharing

Mortgage loans originated and sold by the Company to Fannie Mae under the Fannie Mae DUS program are subject to the terms and conditions of the Loss Sharing Addendum to the Multifamily Selling and Servicing Agreement, effective August 1, 2019, and amended effective June 15, 2021. Under the Loss Sharing Agreement, the Company is responsible for absorbing certain losses incurred by Fannie Mae with respect to loans originated under the DUS program. The compensation for this risk of loss is a component of servicing fees on the loan.

When a loan is sold under the Fannie Mae DUS program, the Company undertakes an obligation to partially guarantee the performance of the loan. On the date the Company commits to make a loan to a borrower, a liability for the current expected credit losses related to the loan is recognized.

The estimate of expected credit losses is determined using a lifetime loss rate approach that utilizes external historical data, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company. The allowance is estimated over the contractual term of the loans adjusted for expected prepayments.

The Company incorporates forward-looking information through the use of macroeconomic scenarios applied up to the Company’s reasonable and supportable forecast period for the full term of the loan. The Company’s estimate is based on weighting of economic scenarios that it considers most likely.

Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as provision for loss sharing expense or a reversal of provision for loss sharing.

Mortgage Loan Repurchase

When a loan is sold under the Fannie Mae DUS and Ginnie Mae programs, the Company retains an option to repurchase individual delinquent loans that meet certain criteria. At the Company’s option and without Fannie Mae’s or Ginnie Mae’s prior authorization, the Company may repurchase the delinquent loan (loans with one missed payment for four consecutive months) for an amount equal to 100% of the remaining unpaid principal balance of the loan plus applicable interest and the Company’s share of delinquency resolution costs. Under FASB ASC Topic 860, Transfers and Servicing, (“ASC 860”), once the Company has the unilateral ability to repurchase the delinquent loan and that ability has a more- than-trivial benefit to the Company, the Company is deemed to have regained effective control of the loan and is required to recognize the loan on its consolidated balance sheet and record an offsetting liability, regardless of the Company’s intent to repurchase the loan. During the six months ended June 30, 2025, the Company did not exercise its option to repurchase any delinquent loans. Historically the Company has not elected the option to repurchase eligible loans. At June 30, 2025 there were two delinquent Ginnie Mae loans with a UPB of $13.2 million eligible to be repurchased by the Company. It is not probable that the Company will be required to repurchase these delinquent loans as of June 30, 2025. Loans meeting the criteria for the repurchase option are included in loan repurchase option asset with an offsetting liability included in loan repurchase option liability on the consolidated balance sheet.

13

Servicing Fee Payable

The Company provides additional payments to certain employees, both current and former, and third-party correspondents by providing them with a percentage of the servicing fee revenue that is earned by the Company, which is initially recorded as a liability when the Company commits to make a loan to a borrower (“the servicing fee payable”). The initial fair value of the liability represents the expected net cash payments over the life of the related mortgage loan that are discounted at a rate that reflects the credit and liquidity risk of the related MSR. The Company incurs an expense over the life of each loan as long as the related loan is performing. If a particular loan is not performing, the recipient will not receive the additional compensation on that loan, and if a loss sharing event is triggered, the recipient will not receive a portion of the additional compensation on other loans.

The servicing fee payable to current employees and former employees/third-party correspondents was $4.4 million and $9.6 million, respectively, at June 30, 2025. The servicing fee payable to current employees and former employees is included within accrued compensation and split between other liabilities and due to affiliates, respectively, in the consolidated balance sheet. The initial fair value of the related expense and the changes in the fair value of the servicing fee payable over the life of the related mortgage loan for current employees is included within compensation and benefits on a net basis in the consolidated statement of operations in the period in which the change occurs. The changes in the fair value of the servicing fee payable over the life of the related mortgage loan for former employees is included within general and administrative expenses on a net basis in the consolidated statement of operations in the period in which the change occurs.

Deferred Compensation Plans (Nonqualified)

The nonqualified deferred compensation plans are liability-classified cash-based plans that are intended to promote the interest of the Company by creating incentives for employees in the form of long term compensation awards. Awards may be granted annually and generally vest over a period of four years. Certain employees participate in the Deferred Cash Plan (“DC Plan”) and the Profit Incentive Plan provided by the Company.

All long-term incentive (“LTI”) plans attribute expected future benefits to a period of service greater than one year. The Company follows applicable U.S. GAAP for cash-based deferred compensation plans in accruing the cost of those compensation benefits awarded under these LTI plans. As such, the cost is accrued over the period of the employee’s service in a systematic and rational manner such that at the end of the period the aggregate amount accrued equals the value of the benefits expected to be provided to the employee in exchange for the employee’s service to that date.

Operating Leases

The Company accounts for leases in accordance with Topic 842, Leases. The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date. Tenant improvement allowances are netted against the associated right of use asset and accreted over the leasehold period.

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For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date.

Net Worth and Liquidity Requirements

NPREC is subject to minimum net worth and liquidity requirements as a participant under the Fannie Mae, Freddie Mac, Federal Housing Administration and Ginnie Mae lending programs. These requirements increase as NPREC’s serviced loan portfolio for the respective investor increases. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that could have a material effect on financial position and operations.

At June 30, 2025, NPREC exceeded all minimum net worth and liquidity requirements as summarized below ($ in millions):

Amount in Excess of Requirement
Fannie Mae
Adjusted net worth	$162
Operational liquidity	23
Restricted liquidity	0.3

Freddie Mac
Adjusted net worth	$136
Liquid assets	17

Ginnie Mae
Adjusted net worth	$198
Liquid assets	15
Institution-wide capital (minimum 6%)	27%

Federal Housing Administration
Adjusted net worth	$208
Liquidity	17

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Income Taxes

The Company is a limited liability company which is disregarded for federal income tax purposes and any tax liabilities are the responsibility of individual members. The Company, however, is subject to business taxes and state filing fees, which are included in general and administrative expenses in the consolidated statement of operations.

FASB ASC Topic 740, Income Taxes, (“ASC 740”) prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has evaluated its various federal and state filing positions taken or expected to be taken and believes that its income tax filing positions and deductions are well documented and supported and are more likely than not of being sustained by applicable taxing authorities. As of June 30, 2025, based on the Company’s evaluation, there is no reserve for any uncertain income tax positions. This is not expected to change in the next year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits within other expense in the consolidated statement of operations. Accrued interest and penalties, if any, are included within other liabilities in the consolidated balance sheet. Any interest and penalties incurred for the six months ended June 30, 2025, were nominal.

The Company is subject to taxation in the United States and various states. The Company began operations under its current form in 2021, as such, all previous tax years are open for examination.

Comprehensive Income

For the six months ended June 30, 2025, comprehensive income equaled net income; therefore, a separate statement of comprehensive income is not included in the accompanying consolidated financial statements.

3.	NEW ACCOUNTING STANDARDS

Adoption of New Accounting Standards

The Company did not adopt any new accounting standards during the six months ended June 30, 2025.

Future Adoption of New Accounting Standards

The Company is currently evaluating ASU 2023-09 Income Taxes, which has an effective date beginning in 2026. ASU 2023-09 establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. The Company believes this ASU will not materially impact the Company’s consolidated financial statements or disclosures. There were no other recently announced but not yet effective accounting pronouncements issued that have the potential to impact the Company’s consolidated financial statements.

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4.	RESTRICTED CASH

As of June 30, 2025, the Company’s restricted cash consisted of the following ($ in thousands):

Borrowers' deposits	$13,517
FDIC - insured money market accounts	688
Total restricted cash	14,205

5.	RESTRICTED INVESTMENT SECURITIES

All of the restricted investment securities classified as HTM, which had a carrying amount of $17.8 million as of June 30, 2025, are due to mature within one year. The fair value of these securities was $18.5 million as of June 30, 2025. The corresponding gross unrecognized gain on HTM securities was $691 thousand as of June 30, 2025. There were no past due and no HTM securities on nonaccrual status as of June 30, 2025. There was no interest income recognized on HTM securities on nonaccrual status during the six months ended June 30, 2025.

6.	MORTGAGE LOANS HELD-FOR-SALE AT FAIR VALUE

The Company originates mortgage loans held-for sale, which are recorded at fair value. There were no loans that were 90 days or more past due or on a nonaccrual status as of June 30, 2025. Unrealized gains and losses are included in gains from mortgage banking activities on the consolidated statement of operations. The table below shows the aggregate unpaid principal balance, fair value, and the unrealized gains as of June 30, 2025 ($ in thousands):

	Aggregate Unpaid Principal Balance	Fair Value	Unrealized Gain
Mortgage loans held-for-sale	$417,487	$422,011	$4,524

7.	MORTGAGE SERVICING RIGHTS AT FAIR VALUE

MSRs represent servicing rights retained by the Company for loans it originates and sells. The servicing fees are collected from the monthly payments made by the borrowers. The Company generally receives other remuneration including rights to various loan fees such as late charges, collateral re-conveyance charges, loan prepayment penalties, and other ancillary fees. In addition, the Company is also generally entitled to retain the interest earned on funds held pending remittance related to its collection of loan principal and escrow balances. As of June 30, 2025, the carrying value of MSRs was approximately $217 million. As of June 30, 2025, the Company had a servicing portfolio consisting of 1,670 loans with an unpaid principal balance of $55.3 billion.

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Activity related to MSRs for the six months ended June 30, 2025 was as follows ($ in thousands):

Beginning balance, as of January 1, 2025	$207,936
Additions, following sale of loan	12,637
Changes in fair value	128
Prepayments and write-offs	(3,231)
Ending balance, as of June 30, 2025	$217,470

The fair values of the Company’s MSRs are subject to changes in assumptions, of which discount rates and conditional prepayment rates are the key economic assumptions. A 100-basis point increase or decrease in the weighted average discount rate would decrease or increase, respectively, the fair value of the Company’s MSRs outstanding as of June 30, 2025, by approximately $8 million. A 100% increase in the weighted average conditional prepayment rate would decrease the fair value of the Company’s MSRs outstanding as of June 30, 2025, by approximately $19.6 million.

Contractual servicing fees, including late fees, and ancillary fees were $20.9 million for the six months ended June 30, 2025, and are included in servicing fees, net in the consolidated statement of operations.

8.	DERIVATIVES

Derivatives not designated as hedges are derivatives that do not meet the criteria for hedge accounting under U.S. GAAP or for which the Company has not elected to designate as hedges. Changes in the fair value of derivatives related to the loan commitments and forward sale commitments are recorded directly in gains from mortgage banking activities in the consolidated statement of operations. For the six months ended June 30, 2025, the Company entered into 47 loan commitments and 47 forward sale commitments.

As of June 30, 2025, the Company had 2 loan commitments with a total notional amount of $51.7 million and 22 forward sale commitments with a total notional amount of $641 million, with maturities ranging from 1 day to 2 years, 1 month that were not designated as hedges in qualifying hedging relationships.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification within the Company’s consolidated balance sheet as of June 30, 2025 ($ in thousands):

Derivatives not accounted for as hedging instruments	Balance Sheet Location	Fair Value
Loan commitments	Derivative assets	$4,268
Total derivatives not designated as hedging instruments		$4,268

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The following table summarizes the change in derivative assets and liabilities classified as Level 3 related to mortgage banking activities for the six months ended June 30, 2025 ($ in thousands):

Balance at January 1, 2025	$2,685
Settlements	(7,819)
Realized gains (losses) recorded in net income (1)	7,819
Unrealized gains (losses) recorded in net income (1)	1,583
Balance at June 30, 2025	$4,268

(1)           Realized and unrealized gains (losses) from derivatives are included within gains from mortgage banking activities in the consolidated statement of operations.

9.	EQUITY INVESTMENTS

NewPoint JV LLC

The Company holds a 6.54% ownership interest in NewPoint JV LLC (the “Bridge JV”), a joint venture with the purpose of investing in multifamily bridge loans. The Bridge JV was formed as of November 24, 2021, with an initial Company capital commitment of $30 million. The Company’s total capital commitment was later reduced to $25 million, of which all has been called as of June 30, 2025. The Company had received total distributions of $6.6 million as of June 30, 2025. The equity investment in Bridge JV is accounted for using the equity method and has a carrying value of $25.3 million on the consolidated balance sheet as of June 30, 2025.

NewPoint + MORE Capital Affordable Fund LLC

The Company holds a 30% ownership interest in NewPoint + MORE Capital Affordable Fund LLC (the “Affordable JV”), a joint venture with the purpose of investing in multifamily affordable debt instruments through its subsidiary, NewPoint Impact Fund I LP. The Affordable JV was formed as of July 25, 2022, and made its first capital call on November 28, 2022. The Company has a total capital commitment of $30 million to Affordable JV, of which $22.6 million had been called as of June 30, 2025. The equity investment in Affordable JV is accounted for using the equity method and has a carrying value of $22.3 million on the consolidated balance sheet as of June 30, 2025.

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Summarized financial information for the Company’s equity investments is presented below as of and for the period three months ended March 31, 2025, which was the latest available as of June 30, 2025 ($ in thousands).

	NewPoint JV LLC	NewPoint + MORE Capital Affordable Fund LLC
Total Assets	$1,212,838	$63,831
Total Liabilities	802,981	2,184
Net Assets/Members’ Equity	409,857	61,647
Total Revenue/Investment Income	22,606	34
Unrealized Gain (Loss) from Investments	4,882	(3,741)
Total Expenses	29,665	722
Net Income (Loss)	(2,177)	(4,429)

10.	INTANGIBLE ASSETS

The following table summarizes the carrying value of the Company’s intangible assets, as described in Note 2 as of June 30, 2025 ($ in thousands):

	Carrying Value	Amortization Expense	Accumulated Amortization	Amortization Period
Agency License Intangibles	$50,765	$-	$-	indefinite lived
Software development	1,827	432	1,834	4 years
Borrower Relationships	1,236	412	2,883	5 years
Tradenames	262	87	612	5 years
Non-compete Agreements	128	50	694	9 months to 5 years
Total	$54,218	$981	$6,023

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The expected amortization of the Company’s intangible assets shown in the consolidated balance sheet as of June 30, 2025 is presented in the table below. Actual amortization may vary from these estimates.

(in thousands)	Expected Amortization
Six Months Ending December 31,
2025	$927
Year Ending December 31,
2026	1,772
2027	414
2028	165
2029	18
Thereafter	-
Total	$3,296

The Company performs an annual assessment of impairment of its intangible assets in the fourth quarter of each year or whenever events or circumstances make it more likely than not that impairment may have occurred. For the six months ended June 30, 2025, no impairment charges have been recognized.

11.	OTHER ASSETS

As of June 30, 2025, the Company’s other assets consisted of the following ($ in thousands):

Service fees receivables	$5,668
Prepaid expenses	1,159
Fixed assets	3,714
Deferred compensation	6,039
Interest receivable	4,474
Other	820
Total other assets	$21,874

Service fees receivable includes advances on delinquent loans of $506 thousand as of June 30, 2025, paid to Fannie Mae in connection with the allowance for loss sharing liability (see Note 14). These advances will be applied against the Company’s obligations under the allowance for loss sharing when settlement occurs.

12.	GOODWILL

The carrying amount of goodwill as of June 30, 2025, was $11.8 million. For the period presented, based on the qualitative factors considered the Company determined it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill.

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13.	DEBT

In order to provide financing to borrowers under the Agencies’ programs, the Company has committed and uncommitted warehouse lines of credit with various banks and with Fannie Mae. Those facilities include a Mortgage Warehousing Credit and Security Agreement with Bank of America, N.A. the (“BAML Line of Credit”), a Warehousing Credit and Security Agreement with PNC Bank, N.A. (“PNC Line of Credit”), a Master Purchase Agreement with JP Morgan Chase N.A. (“JPM Line of Credit”), a Warehouse Guidance Credit Agreement with Midland States Bank (“Midland Bank Line of Credit”), and a Mortgage Warehousing Credit and Security Agreement with Fifth Third Bank, N.A. (“Fifth Third WH Line of Credit”) and is party to a multifamily as soon as pooled (“ASAP”) sale agreement with Fannie Mae (the “ASAP Line of Credit”).

The Company is also party to Amended and Restated Revolving Credit and Security Agreements with Fifth Third Bank, N.A. (“Fifth Third Lines of Credit”).

As of June 30, 2025, the outstanding balances and total commitments under these lines of credit consisted of the following ($ in thousands):

	Outstanding Balances	Committed Capacity	Uncommitted Capacity	Total Facility Capacity
Warehouse Lines:
BAML Line of Credit	$8,282	$150,000	$350,000	$500,000
Fifth Third WH Line of Credit	57,777	100,000	300,000	400,000
JPM Line of Credit	245,113		700,000	700,000
PNC Line of Credit	101,557	200,000	300,000	500,000
Midland Bank Line of Credit	1,068	—	200,000	200,000
ASAP Line of Credit	—	—	100,000	100,000
Operating Line:
Fifth Third Line of Credit	—	50,000	—	50,000
	413,797	$500,000	$1,950,000	$2,450,000

BAML Line of Credit

In June 2025, the Company amended the BAML Line of Credit to, among other things, extend the maturity date to June 18, 2026. The stated interest rate on the BAML Line of Credit is SOFR 1 Month Term plus 1.30% (5.62% as of June 30, 2025). Interest expense incurred on the BAML Line of Credit was $33 thousand for the six months ended June 30, 2025, with $5 thousand payable as of June 30, 2025. Amortized deferred financing fees were $104 thousand for the six months ended June 30, 2025, and were presented as a component of interest expense on the consolidated statement of operations.

The BAML Line of Credit is collateralized by a first lien on the Company’s interest in the mortgage loans that it originates. Advances from the BAML Line of Credit cannot exceed 100% of the principal amounts of the mortgage loans originated by the Company and must be repaid at the earlier of the sale or other disposition of the mortgage loans or at the expiration date of the BAML Line of Credit. The terms of the BAML Line of Credit require the Company to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company was in compliance in all material respects with the terms of the BAML Line of Credit.

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Fifth Third Line of Credit

The stated interest rate on the committed Fifth Third Line of Credit is SOFR 1 Month Term Rate plus 1.30% (5.62% as of June 30, 2025). Interest expense incurred on the Fifth Third Line of Credit was $1.97 million for the six months ended June 30, 2025, with $194 thousand payable as of June 30, 2025. Amortized deferred financing fees were $63 thousand for the six months ended June 30, 2025, and were presented as a component of interest expense on the consolidated statement of operations.

The Fifth Third Line of Credit is collateralized by a first lien on the Company’s interest in the mortgage loans that it originates. Advances from the Fifth Third Line of Credit cannot exceed 100% of the principal amounts of the mortgage loans originated by the Company and must be repaid at the earlier of the sale or other disposition of the mortgage loans or at the expiration date of the Fifth Third Line of Credit. The terms of the Fifth Third Line of Credit require the Company to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company was in compliance in all material respects with the terms of the Fifth Third Line of Credit.

PNC Line of Credit

The stated interest rate on the committed PNC Line of Credit is SOFR 1 Month Term Rate plus 1.30% (5.62% as of June 30, 2025). Interest expense incurred on the PNC Line of Credit was $1.6 million the six months ended June 30, 2025, with $196 thousand payable as of June 30, 2025. Amortized deferred financing fees were $100 thousand for the six months ended June 30, 2025 and were presented as a component of interest expense on the consolidated statement of operations.

The PNC Line of Credit is collateralized by a first lien on the Company’s interest in the mortgage loans that it originates. The terms of the PNC Line of Credit require the Company to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company was in compliance in all material respects with the terms of the PNC Line of Credit.

JP Morgan Line of Credit

In January 2025, the Company amended the JPM Line of Credit to, among other things, extend the maturity date to January 31, 2026. The stated interest rate on the JPM Line of Credit is Adjusted SOFR 1 Month Term Rate plus 1.95% (6.32% as of June 30, 2025). Interest expense incurred on the JPM Line of Credit was $1 million for the six months ended June 30, 2025, with $740 thousand payable as of June 30, 2025.

The JPM Line of Credit is collateralized by a first lien on the Company’s interest in the mortgage loans that it originates. The terms of the JPM Line of Credit require the Company to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company was in compliance in all material respects with the terms of the PNC Line of Credit.

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Midland Bank Line of Credit

The stated interest rate on the Midland Bank Line of Credit is SOFR 1 Month Term Rate plus 1.40% (5.72% as of June 30, 2025). Interest expense incurred on the MSB Line of Credit was $957 thousand for the six months ended June 30, 2025, with nothing payable as of June 30, 2025.

The Midland Bank Line of Credit is collateralized by a first lien on the Company’s interest in the mortgage loans that it originates. The terms of the Midland Bank Line of Credit require the Company to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company was in compliance in all material respects with the terms of the Midland Bank Line of Credit.

ASAP Line of Credit

The Company is party to the ASAP Line of Credit to finance installments received from Fannie Mae. To the extent the ASAP Line of Credit remains active through utilization, there is no expiration date. The commitment amount is subject to change at any time at Fannie Mae's discretion. Fannie Mae advances payment to the Company in two separate installments according to the terms as set forth in the ASAP sale agreement. The first installment is considered an advance to the Company from Fannie Mae and not a sale until the second advance and settlement is made. The stated interest rate on the ASAP Line of Credit is SOFR 1 month Term Rate (SOFR Floor .25%) plus 1.50% as of June 30, 2025. The ASAP Line of Credit had no outstanding balance as of June 30, 2025.

Fifth Third Lines of Credit

The Fifth Third Lines of Credit are operating lines that are secured directly by certain MSRs owned by NPREC and equity interest in the Company. The stated interest rate on the Fifth Third Lines of Credit is SOFR 1 Month Term Rate plus 2.65% (6.97% as of June 30, 2025). In July 2025, the Company amended the Fifth Third Lines of Credit to, among other things, extend the maturity date to October 7, 2025. The terms of the Fifth Third Bank operating lines of credit require NPREC and the Company as guarantor to comply with various covenants, including a minimum tangible net worth requirement. As of June 30, 2025, the Company and NPREC were in compliance in all material respects with the terms of the Fifth Third Bank operating lines of credit. Interest expense incurred on the Fifth Third Lines of Credit was $88 thousand for the six months ended June 30, 2025, with nothing payable as of June 30, 2025.

14.	ALLOWANCE FOR LOSS SHARING

The Company has risk-sharing obligations on substantially all loans originated under the Fannie Mae DUS program. When a Fannie Mae DUS loan is subject to full risk-sharing, the Company absorbs losses on the first 5% of the unpaid principal balance of a loan at the time of loss settlement, and above 5% shares a percentage of the loss with Fannie Mae, with the Company’s maximum loss capped at 20% of the original unpaid principal balance of the loan (subject to doubling or tripling if the loan does not meet specific underwriting criteria or if the loan defaults within 12 months of its sale to Fannie Mae). The Company’s full risk-sharing is currently limited to loans up to $47 million, which equates to a maximum loss per loan of $9.4 million (such exposure would occur in the event that the underlying collateral is determined to be completely without value at the time of loss). For loans in excess of $47 million, the Company receives modified risk-sharing. The Company also may request modified risk-sharing at the time of origination on loans below $47 million, which reduces potential risk sharing losses from the levels described above if the Company does not believe it is being fully compensated for the risks of the transactions. Servicing fees for risk-sharing loans include compensation for the risk-sharing obligations and are larger than the servicing fees received for loans with no risk-sharing obligations.

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According to the Loss Sharing Agreement, Fannie Mae may unilaterally increase the amount of the risk-sharing obligation of the Company with respect to individual loans if (a) the loan does not meet specific underwriting criteria, (b) the loan is defaulted within twelve (12) months after it is purchased by Fannie Mae, or (c) Fannie Mae determines that there was fraud, material misrepresentation or gross negligence by the Company in its underwriting, closing, delivery or servicing of the loan. Under certain limited circumstances, Fannie Mae may require the Company to absorb 100% of the losses incurred on a loan by requiring it to repurchase the loan.

The amount of loss incurred on a particular loan is determined at the time the loss is incurred, for example, at the time a property is foreclosed by Fannie Mae (whether acquired by Fannie Mae or a third party) or at the time a loan is modified in connection with a default. Losses may be determined by reference to the price paid by a third party at a foreclosure sale or by reference to an appraisal obtained by Fannie Mae in connection with the default on the loan.

The Company uses several tools to manage its risk-sharing obligation, including maintenance of disciplined underwriting and approval processes and procedures, and periodic review and evaluation of underwriting criteria based on underlying multifamily housing market data and limitation of exposure to particular geographic markets and submarkets and to individual borrowers. In situations where payment under the guarantee is probable and estimable on a specific loan, the Company records an additional liability through a charge to the provision for loss sharing in the consolidated statement of operations. The amount of the provision reflects the Company’s assessment of the likelihood of payment by the borrower, the estimated disposition value of the underlying collateral and the level of risk sharing. Historically, among other factors, the loss recognition occurs at or before the loan becomes 60 days delinquent.

The Company has a process to assess the credit quality and level of risk associated with each loan in the Fannie Mae DUS portfolio, including monitoring the property performance, debt service coverage, market conditions, property condition, estimated market values, and the borrower’s payment history, among other things. The Company monitors credit quality based on internal credit risk rating levels. These levels can be grouped as follows:

Group 1 – include loans for which the financial statements are current and of adequate detail and quantity, the debt service coverage ratio is at certain levels, there are no material sponsor, management, market, property condition or property value concerns, and there are no known significant issues with payment history or reserves.

Group 2 – include loans for which the financial statements are not current or of adequate detail and quality.

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Group 3 – include loans for where the debt service coverage ratio is below certain levels, and there are more significant concerns regarding sponsor, management, market, property condition, or property values, or there may be payment defaults or deficiencies in reserves, or other collateral concerns.

Group 4 – include loans with the weaknesses inherent in one classified in group 3, with the added characteristic that the loans are in foreclosure.

Any loans in groups 3 and 4 are considered to be on the watch list. At June 30, 2025, the unpaid principal balance outstanding of loans sold with loss sharing under the DUS program was approximately $7.1 billion. The Company’s internal credit risk rating process is used to classify loans and commitments according to the degree of credit risk associated with the ability of the borrower to repay. If payment is required under this program, the Company would not have a contractual interest in the collateral underlying the commercial mortgage loan on which the loss occurred, although the value of the collateral is taken into account in determining the Company’s share of such losses.

A summary of the Company’s allowance for loss sharing for the for the six months ended June 30, 2025 is as follows ($ in thousands):

Balance at January 1, 2025	$17,980
Write-offs	—
Recoveries	—
Provision for loss sharing	5,606
Balance at June 30, 2025	$23,586

As of June 30, 2025, the maximum quantifiable allowance for loss sharing associated with the Company’s guarantees under the Fannie Mae DUS agreement and the Loss Sharing Agreement was $1 billion from a total recourse at risk pool of $7.1 billion. The maximum quantifiable allowance for loss sharing is not representative of the actual loss the Company would incur. The Company would be liable for this amount only if all of the loans it services for Fannie Mae, for which the Company retains some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement.

For U.S. Treasury securities classified as HTM, the Company does not record an allowance for credit losses as the expectation of nonpayment of the amortized cost basis, based on historical losses, adjusted for current conditions and reasonable and supportable forecasts, is zero.

15.	COMMITMENTS AND CONTINGENCIES

Commitments to extend credit by the Company are generally agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Occasionally, the commitments may expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements.

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As of June 30, 2025, the Company had the following commitments to sell and fund loans ($ in thousands):

Commitments to sell loans, net	$567,576
Commitments to fund loans	51,728

Mortgage Impairment Insurance

As of June 30, 2025, the Company carried mortgage impairment and mortgagees’ errors and omissions insurance each with a limit of $60 million. Mortgage impairment insurance provides the Company with hazard insurance coverage for mortgage loan collateral in the event of a catastrophe for which the borrowers insurance does not provide sufficient coverage to protect the Company from loss on loans originated under the Fannie Mae DUS program.

Mortgage Bankers Bond

As of June 30, 2025, the Company carried a mortgage bankers bond, combining the fidelity bond and mortgagees errors and omissions insurance, with a limit of $60 million.

Litigation

The Company from time to time may be party to litigation relating to claims arising in the normal course of business. As of June 30, 2025, the Company is not aware of any legal claims that could materially impact its business, financial condition or results of operations.

Office Leases

The Company executes lease arrangements for all of its office space in the normal course of business. All such lease arrangements are accounted for as operating leases. The Company initially recognizes a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset is measured at the lease liability amount, adjusted for lease prepayments, accrued rent, lease incentives received, and the lessee’s initial direct costs.

These operating leases do not provide an implicit discount rate; therefore, the Company uses its incremental borrowing rate to calculate lease liabilities. The Company’s lease agreements often include options to extend or terminate the lease. Lease costs are recognized on a straight-line basis over the term of the lease, which includes options to extend when it is reasonably certain that such options will be exercised and the Company knows what the lease payments will be during the optional periods.

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16.	SERVICING FEES, NET

For the six months ended June 30, 2025, servicing fees, net on the consolidated statement of operations consisted of the following ($ in thousands):

Servicing and ancillary fees	$18,219
Borrower prepayment penalties	91
Less:
Write-offs of MSRs for loans that are prepaid	(3,232)
Servicing fees, net	$15,078

Servicing fees due from Barings, a related party, of $2.5 million are presented separately on the consolidated statement of operations.

17.	RELATED PARTY TRANSACTIONS

Meridian

The Company is party to a Loan Correspondent Agreement with Meridian (“Meridian Correspondent Agreement”) to originate Agency loans. Under the Meridian Correspondent Agreement, the Company pays correspondent fees to Meridian on loan mortgage fees received by the Company on Meridian referred Agency loans. Meridian correspondent fee expense totaled $2.4 million for the six months ended June 30, 2025 and is included in general and administrative expenses on the consolidated statement of operations.

Meridian also earns a servicing strip on loans originated under the Meridian Correspondent Agreement. Meridian servicing strip expense totaled $1.3 million for the six months ended June 30, 2025, and is included in related party expenses on the consolidated statement of operations. As of June 30, 2025, a $471 thousand servicing strip liability to Meridian was included in due to affiliates on the consolidated balance sheet.

Barings and MassMutual

The Company earned fees for servicing activities on loans managed by Barings on behalf of MassMutual of $2.6 million for the six months ended June 30, 2025. There were no servicing fees receivable from Barings at June 30, 2025. Additionally, the Company earned interest income on escrows and reserves related to servicing these loans of $2.7 million for the six months ended June 30, 2025, and presented them as a component of interest income on the consolidated statement of operations.

Payables to Barings for their share of the interest income earned on escrows and reserves related to servicing activities were $2.5 million at June 30, 2025, and was included in due to affiliates on the consolidated balance sheet.

The Company is party to a Loan Correspondent Agreement with Barings (“Barings Correspondent Agreement”) to originate Agency loans. Under the Barings Correspondent Agreement, the Company pays correspondent fees to Barings on loan mortgage fees received by the Company on Barings referred Agency loans. There were no correspondent fees paid to Barings for the six months ended June 30, 2025.

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Barings also earns a servicing strip on loans originated under the Barings Correspondent Agreement. Barings servicing strip expense totaled $52 thousand for the six months ended June 30, 2025, and is included in related party expenses on the consolidated statement of operations. As of June 30, 2025, a $18 thousand servicing strip liability to Barings was included in due to affiliates on the consolidated balance sheet.

18.	FAIR VALUE MEASUREMENT

U.S. GAAP requires the disclosure of the estimated fair values of the Company’s financial assets and liabilities. In addition, for financial instruments not recorded at fair value in the Company’s consolidated balance sheet, where it is practicable to estimate that value, disclosure is required.

The fair value information presented below does not purport to represent, nor should it be construed to represent, the underlying “market” value of the Company’s assets or liabilities or the amounts that would result from the eventual sale, or settlement, of the related financial instruments. Fair value can vary from period to period based on changes in the assumptions inherent in the fair value estimates.

The Company’s remaining assets and liabilities are generally presented at fair value or at amounts that approximate fair value. The following table presents the Company’s fair value hierarchy for assets and liabilities that are carried at fair value and measured on a recurring basis ($ in thousands):

	Level 1	Level 2	Level 3	Total
Mortgage loans held-for-sale	$—	$422,011	$—	$422,011
Mortgage servicing rights	—	—	217,470	217,470
Derivative assets:
Loan commitments	—	—	4,268	4,268

Transfers between levels are recognized based on the fair value of the financial instrument at the beginning of the period. For the six months ended June 30, 2025, there were no transfers between levels.

The following table provides quantitative information about the significant unobservable inputs for the Level 3 assets as of June 30, 2025 ($ in thousands). The table below is not intended to be all inclusive, but rather aims to provide information on the significant Level 3 inputs as they relate to the fair value measurements. Changes in market yields or discount rates, each in isolation, may have changed the fair value of the financial instruments. Generally, an increase in market yields or discount rates may have resulted in a decrease in the fair value of the financial instruments.

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			Unobservable Input
Asset Category	Fair Value	Primary Valuation Technique	Input	Range	Weighted Average
Mortgage servicing rights	$217,470	Discounted cash flow	Discount rate	8-13%	9.98%
			Conditional prepayment rate	N/A	3.24%

The Company’s management is responsible for the Company’s fair value valuation policies, processes and procedures related to Level 3 financial instruments. The Company’s management reports to the Chief Financial Officer, who has final authority over the valuation of the Company’s Level 3 financial instruments.

See Note 7 for the changes in MSRs and Note 8 for the changes in derivative assets and liabilities that are classified as Level 3.

The carrying values of cash and cash equivalents, restricted cash, interest receivable, debt, and accrued expenses approximate their fair values due to their short-term nature.

19.	DEFERRED COMPENSATION PLANS (NONQUALIFIED)

The compensation expense for the Deferred Cash Plan for the six months ended June 30, 2025, was $12 thousand and the corresponding liability as of June 30, 2025, was $85 thousand. The compensation expense for the Profit Incentive Plan for the six months ended June 30, 2025, was $1.1 million and the corresponding liability as of June 30, 2025, was $2.3 million.

20.	OPERATING LEASES

The Company leases office space in the normal course of business under various operating lease agreements expiring at various times through 2033. Operating lease costs of $1.2 million were included within general and administrative expenses for the six months ended June 30, 2025.

The capitalized ROU asset was $8.1 million and operating lease liability was $12.1 million as of June 30, 2025. Supplemental cash flow information related to leases were as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases (in thousands)	$1,546
Weighted average remaining lease term for operating leases (years)	5.9
Weighted average discount rate for operating leases	5.0%

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The following table shows future minimum payments under the Company’s operating leases as of June 30, 2025 ($ in thousands):

2025	$1,383
2026	2,666
2027	2,528
2028	2,367
2029	2,004
Thereafter	3,049
Total lease payments	$13,997
Less imputed interest	(1,922)
Total	$12,075

21.	SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events through July 30, 2025. There have been no subsequent events that occurred during such period that would require disclosure in these financial statements or would be required to be recognized in the financial statements as of and for the six months ended June 30, 2025, except as disclosed below.

In July 2025, Franklin BSP Realty Trust, Inc., a real estate investment trust, closed the previously announced acquisition of NPHJV.

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